Exhibit (h)(73) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

EXECUTION

1

INVESTMENT COMPANY REPORTING

MODERNIZATION SERVICES AMENDMENT TO

FUND ACCOUNTING AGREEMENT

This Investment Company Reporting Modernization Services Amendment (the “Amendment”) is made as of March 1, 2018 by and between each of the registered investment companies listed on Schedule I to the Agreement (as defined below) as such Schedule I may be amended from time to time (each registered investment company, the “Fund”) and THE BANK OF NEW YORK MELLON (“BNY Mellon”).

BACKGROUND:

A.	WHEREAS, the Fund and BNY Mellon are parties to a Fund Accounting Agreement dated as of March 1, 2011, as amended (the “Agreement”);

B.	WHEREAS, this Amendment is an amendment to the Agreement and shall be applicable solely to the portfolios of the Fund identified at Exhibit 1 hereto (the “Portfolios”);

C.	WHEREAS, the Fund desires that BNY Mellon provide the investment company reporting modernization services described in this Amendment;

D.	WHEREAS, capitalized terms used in this Amendment shall have the meanings set forth in the Agreement unless otherwise defined herein, and all forms and rules referenced herein are in reference to forms and rules promulgated under the Investment Company Act of 1940, as amended; and

E.	WHEREAS, the Fund and BNY Mellon desire to amend the Agreement with respect to the foregoing;

TERMS:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	BNY Mellon shall provide the following services to the Fund for the Portfolios and the Agreement is hereby amended to include the following with the services described therein:

1.1	As selected by the Fund, BNY Mellon shall provide services following a shared service operating model. This operating model requires the Fund or adviser to file the reports described in the services noted below.

1.2	FORM N-PORT. BNY Mellon, subject to the limitations described herein and its timely receipt of all necessary information related thereto, will collect, aggregate and normalize the data required for the submission of Form N-PORT, related filing types, and any forms adopted to replace such forms. BNY Mellon will review and transmit to the Funds’ third party filing agent each draft N-PORT and provide reasonable cooperation to the relevant Fund and/or such Fund’s third party agent as necessary to resolve any issues with the receipt of the Form N-PORT data provided.

1.2.1	The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Fund in advance of the preparation of the initial Form N-PORT.

1.3	FORM N-CEN. BNY Mellon, subject to the limitations described herein and its timely receipt of all necessary information related thereto, will collect, aggregate and normalize the data required for the submission of Form N-CEN, related filing types, and any forms adopted to replace such forms. BNY Mellon will review and transmit to the Funds’ third party filing agent each draft N-CEN and provide reasonable cooperation to the relevant Fund and/or such Fund’s third party agent as necessary to resolve any issues with the receipt of the Form N-CEN data provided.

1.3.1	The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Fund in advance of the preparation of the initial Form N-CEN.

2.	BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY Mellon (collectively, for this Amendment, “Third Parties”) of data required for the reports described herein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party. This Section 2 is a limitation of responsibility provision for the benefit of BNY Mellon, and shall not be used to imply any responsibility or liability against BNY Mellon.

3.	The Fund shall be responsible for the retention of the filed reports described herein in accordance with any applicable rule or regulation.

4.	Notwithstanding any provision of this Amendment, the services described herein are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Amendment nor the provision of the services establishes or is intended to establish an attorney-client relationship between BNY Mellon and the Fund or any other person.

5.	As compensation for the services described herein, the Fund will pay to BNY Mellon such fees as may be agreed to in writing by the Fund and BNY Mellon.

6.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the services described herein.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)	If any provision or provisions of this Amendment shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

EACH OF THE REGISTERED INVESTMENT

COMPANIES LISTED ON EXHIBIT I

By: /s/ Lori A. Hensler

Name: Lori A. Hensler

Title: Treasurer

I.       THE BANK OF NEW YORK MELLON

By: /s/Armando Fernandez

Name: Armando Fernandez

Title: Vice President

Date: March 2, 2018